Earl O. Bradley, III
Phone: 931-552-6176

Bonita H. Spiegl
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, Tennessee.  January 18, 2012.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Advantage Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per outstanding share of common stock.  The dividend will be paid on or about February 17, 2012 to stockholders of record as of the close of business on February 1, 2012.

Additionally, the Board of Directors announced that its annual meeting of stockholders will be held at 1:00 p.m., local time, on Wednesday, May 16, 2012 at the First Advantage Bank, North Clarksville Branch, 1800 Ft. Campbell Blvd., Clarksville, Tennessee.

First Advantage Bancorp is the holding company of First Advantage Bank.  Founded in 1953, First Advantage Bank is a federally-chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of the City of Nashville.  The Bank offers a full range of retail and commercial financial services and its website address is http://www.firstadvantagebanking.com.